Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about April 2, 2007 pertaining to the 2005 Equity Incentive Plan and 2005 Employee Stock Purchase Plan of SGX Pharmaceuticals, Inc. of our report dated March 27, 2007, with respect to the consolidated financial statements of SGX Pharmaceuticals, Inc. for each of the three years in the period ended December 31, 2006 included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
March 27, 2007